Exhibit 99.1

NEWS RELEASE
                                                       Dorchester Minerals, L.P.
Release Date: March 6, 2007                        3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:  Casey McManemin                               Telephone (214) 559-0300

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                DORCHESTER MINERALS, L.P. ANNOUNCES 2006 RESULTS

        DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings for the year ended December 31, 2006 of $50,210,000, or $1.72 per common unit.

        A comparison of the Partnership's results for the twelve month periods ending December 31, 2006 and 2005, are set forth below:

                                                     Twelve Months Ended
                                                         December 31,
                                              ----------------------------------
                                              -------------        -------------
                                                   2006                2005
                                              -------------        -------------
   Operating Revenues                         $ 74,927,000         $ 79,832,000
   Depreciation, Depletion, Amortization       (18,470,000)         (20,858,000)
   All Other Expenses, Net                      (6,247,000)          (6,199,000)
                                              -------------        -------------
   Net Earnings                               $ 50,210,000         $ 52,775,000
                                              =============        =============
   Net Earnings Per Common Unit               $       1.72         $       1.82

        The Partnership's operating revenues during the twelve months ending December 31, 2006 are lower than 2005 primarily as a result of decreased natural gas sales prices.

        The Partnership's independent engineering consultants estimated its total proved oil and gas reserves to be 88.6 billion cubic feet of natural gas equivalents (Bcfe) as of December 31, 2006. Approximately 39.4 percent of these reserves are attributable to the Partnership's Net Profits Interests and 60.6 percent are attributable to its Royalty Properties. Natural gas accounted for
74.3 percent of total proved reserves as of December 31, 2006 of which 99.9 percent were classified as proved developed. Upward revisions to prior reserve estimates, as reported in the Partnership's 2006 10-K, totaled 9.2 Bcfe, or approximately 83.1 percent of production during 2006.

        The Partnership received cash payments in the amount of $7.4 million during 2006, attributable to lease bonus on 76 leases and pooling elections of interests in lands located in 33 counties and parishes in seven states. These leases reflected bonus payments ranging up to $675/acre and initial royalty terms ranging up to 30 percent. In 2006 the Partnership identified 377 new wells located in 12 states on our Royalty Properties and 35 new wells located in seven states on our Net Profits Interests Properties.

        The Partnership distributed a total of $70.7 million to its unitholders from May 2006 through February 2007 attributable to 2006 activity.

      Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Global Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

        Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.